UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                           (Amendment No.    1   )*

                            Global DirectMail Corp
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
                        (Title of Class of Securities)

                                  379321 10 2
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                       SEC 1745 (2-95)Page 1 of 22 pages




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   2   of   22    Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Richard Brian Leeds                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   6,973,590                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |     877,114                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   6,973,590                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |     877,114                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        7,850,704                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        20.7%                                       |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   3   of   22  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |   Robert Alan Leeds                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   6,974,092                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |     877,114                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   6,974,092                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |     877,114                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        7,851,206                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        20.7%                                       |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page    4    of   22  Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Bruce Jay Leeds                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   6,974,090                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |     877,114                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   6,974,090                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |     877,114                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        7,851,204                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        20.7%                                       |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   5    of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Michael Leeds                                                  |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   1,861,683                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       0                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   1,861,683                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       0                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        1,861,683                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        4.9%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page    6    of   22  Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |     Generations Partners, L.P.                                     |
|    |     11-3296824                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      Delaware                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   1,861,683                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       0                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   1,861,683                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       0                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        1,861,683                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        4.9%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        PN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   7    of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Paul Leeds                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |     497,477                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |     4,410                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |     497,477                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |     4,410                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                          501,887                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              |
|    | CERTAIN SHARES*                                              [X]   |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                          1.3%                                      |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                          IN                                        |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   8    of    22  Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |    Carol Leeds                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   10,000                                      |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   500                                         |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   10,000                                      |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |   500                                         |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                          10,500                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                          0.03%                                     |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                          IN                                        |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   9    of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |    Nancy Leeds Bunt                                                |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   207,262                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   3,200                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   207,262                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |   3,200                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        210,462                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        0.6%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   10   of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |     Michele Rosenberg                                              |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      United States                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |         0                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |   1,315,671                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |         0                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |   1,315,671                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        1,315,671                                   |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        3.5%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        IN                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   11   of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |     The Bruce Leeds Irrevocable Trust                              |
|    |     13-7039904                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      New York                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   438,557                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      0                                        |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   438,557                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      0                                        |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        438,557                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        1.2%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        OO                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   12   of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |     The Richard Leeds Irrevocable Trust                            |
|    |     13-7039966                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      New York                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   438,557                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      0                                        |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   438,557                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      0                                        |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        438,557                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        1.2%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        OO                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   13   of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |     The Robert Leeds Irrevocable Trust                             |
|    |     13-7045037                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      New York                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   438,557                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      0                                        |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   438,557                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      0                                        |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        438,557                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        1.2%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        OO                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                 SCHEDULE 13G
______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 379321 10 2       |             | Page   14   of   22   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |      The David Leeds Grantor Trust                                 |
|    |      11-6386642                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                 -  |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |      New York                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |   211,327                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      0                                        |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |   211,327                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      0                                        |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |                        211,327                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |                        0.6%                                        |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |                        OO                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




Item 1(a).  Name of Issuer.

         Global DirectMail Corp (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

         22 Harbor Park Drive
         Port Washington, NY 11050

Item 2(a).  Name of Person Filing.

         This statement is filed on behalf of the persons identified in
Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if
            None, Residence.

(1)      For:  Richard Leeds, Robert Leeds, Bruce Leeds, The Richard Leeds
               Grantor Trust, The Robert Leeds Grantor Trust, The Bruce Leeds Grantor Trust:

               Global DirectMail Corp
               22 Harbor Park Drive
               Port Washington, NY 11050

(2)      For:  Michele Rosenberg:

               Cornick Garber & Sandler LLP
               630 Third Avenue
               10th Floor
               New York, NY 10017

(3)      For:  Michael Leeds, Carol Leeds and Generations Partners, L.P.:

               800 South Ocean Boulevard
               Boca Raton, FL 33432

(4)      For:  Paul Leeds and The David Leeds Grantor Trust:

               6141 Hollows Lane
               Del Ray Beach, FL  33484

(5)      For:  Nancy Leeds Bunt:

               320 Central Park West
               Apt. 10A
               New York, NY  10025


Item 2(c).  Citizenship.

         Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).  Title of Class of Securities.

         This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number.

         379321 10 2

Item 3.  For Statements Filed Pursuant to Rule 13d-1(b), or
         13d-2(b).

         Not applicable.

Item 4(a), (b) and (c).          Ownership.

         Richard Leeds is the beneficial owner of 7,850,704 shares of Common Stock of the Company, representing 20.7% of the total number of shares outstanding as of December 31, 1996. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,973,590 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 877,114 of such shares as co-trustee for irrevocable trusts for the benefit of his brothers' children.

         Robert Leeds is the beneficial owner of 7,851,206 shares of Common Stock of the Company, representing 20.7% of the total number of shares outstanding as of December 31, 1996. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,974,092 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 877,114 of such shares as co-trustee for irrevocable trusts for the benefit of his brothers' children.

         Bruce Leeds is the beneficial owner of 7,851,204 shares of Common Stock of the Company, representing 20.7% of the total number of shares outstanding as of December 31, 1996. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,974,090 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 877,114 of such shares as co-trustee for irrevocable trusts for the benefit of his brothers' children.

         Michael Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,861,683 shares of Common Stock of the Company, representing 4.9% of the total number of shares outstanding as of December 31, 1996. All of such shares are owned by Generations Partners, L.P, a limited partnership of which Michael Leeds is the general partner.

         Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,861,683 shares of Common Stock of the Company, representing 4.9% of the total number of shares outstanding as of December 31, 1996.

         Paul Leeds is the beneficial owner of 501,887 shares of Common
Stock of the Company, representing 1.3% of the total number of shares outstanding as of December 31, 1996. Paul Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 497,477 such shares (including 207,262 shares owned by The David Leeds Grantor
Trust, for which Paul Leeds acts as trustee) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,410 of such shares, all of which are held in retirement and other accounts for the benefit of his wife and children. Mr. Leeds disclaims beneficial ownership of 2,000 additional shares that are owned by his wife.

         Carol Leeds is the beneficial owner of 10,500 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 1996. Carol Leeds has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 500 of such shares as joint owner with her mother.

         Nancy Leeds Bunt is the beneficial owner of 210,462 shares of Common Stock of the Company, representing 0.06% of the total number of shares outstanding as of December 31, 1996. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 207,262 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

         Michele Rosenberg is the beneficial owner of 1,315,671 shares of Common Stock of the Company, representing 3.5% of the total number of shares outstanding as of December 31, 1996. Ms. Rosenberg has shared power to vote or to direct the vote and to dispose or to direct the disposition of such shares as co-trustee for irrevocable trusts for the benefit of the children of Richard, Robert and Bruce Leeds.

         Each of The Bruce Leeds Irrevocable Trust, The Richard Leeds Irrevocable Trust and The Robert Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.2% of the total number of shares outstanding as of December 31, 1996.

         The David Leeds Grantor Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 211,327 shares of Common Stock of the Company, representing 0.6% of the total number of shares outstanding as of December 31, 1996.

         The Company and each of the persons listed above (each, a "Holder") have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

Item 5.        Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of
         Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.        Identification and Classification of Members of the Group.

         See Item 4 above.

Item 9.        Notice of Dissolution of Group.

         Not applicable.

Item 10.       Certification.

         Not applicable.


                                   SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:         February 14, 1997




                                  /s/ Richard Leeds
                                  _____________________________
                                  Richard Leeds


                                  /s/ Robert Leeds
                                  _____________________________
                                  Robert Leeds


                                  /s/ Bruce Leeds
                                  _____________________________
                                  Bruce Leeds


                                  /s/ Michael Leeds
                                  _____________________________
                                  Michael Leeds


                                 GENERATIONS PARTNERS, L.P.


                                    /s/ Michael Leeds
                                 By:___________________________
                                    Michael Leeds
                                    General Partner


                                 /s/ Paul Leeds
                                 ______________________________
                                 Paul Leeds


                                 /s/ Carol Leeds
                                 ______________________________
                                 Carol Leeds


                                 /s/ Nancy Leeds Bunt
                                 ______________________________
                                 Nancy Leeds Bunt


                                 /s/ Michele Rosenberg
                                 _____________________________
                                 Michele Rosenberg


                                 THE BRUCE LEEDS IRREVOCABLE TRUST


                                     /s/ Richard Leeds
                                 By: _____________________________
                                     Richard Leeds, as Trustee


                                     /s/ Robert Leeds
                                 By: _____________________________
                                     Robert Leeds, as Trustee


                                     /s/ Michele Rosenberg
                                 By: _____________________________
                                     Michele Rosenberg, as Trustee



                                 THE RICHARD LEEDS IRREVOCABLE TRUST


                                     /s/ Bruce Leeds
                                 By: _____________________________
                                     Bruce Leeds, as Trustee


                                     /s/ Robert Leeds
                                 By: _____________________________
                                     Robert Leeds, as Trustee


                                     /s/ Michele Rosenberg
                                 By: _____________________________
                                     Michele Rosenberg, as Trustee



                                 THE ROBERT LEEDS IRREVOCABLE TRUST


                                     /s/ Bruce Leeds
                                 By: _____________________________
                                     Bruce Leeds, as Trustee


                                     /s/ Richard Leeds
                                 By: _____________________________
                                     Richard Leeds, as Trustee


                                     /s/ Michele Rosenberg
                                 By: _____________________________
                                     Michele Rosenberg, as Trustee



                                 THE DAVID LEEDS GRANTOR TRUST


                                     /s/ Paul Leeds
                                 By: _____________________________
                                     Paul Leeds, as Trustee